Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Inc. Announces Pricing of $250 Million Offering

of Its 3.95% Notes Due 2025

November 5, 2014 – Woodland Park, New Jersey – Cytec Industries Inc. (“Cytec” or the “Company”) (NYSE:CYT) announced today that it has priced an offering of $250 million aggregate principal amount of its 3.95% senior notes due 2025 (the “notes”) in an underwritten public offering. The offering is expected to close on November 12, 2014 subject to customary closing conditions.

Cytec intends to use a portion of the net proceeds from this offering to purchase for cash or redeem all of the $141.8 million of its 6.0 % Notes due 2015 (the “2015 Notes”) and $82.0 million of its 8.95% Notes due 2017 (the “2017 Notes”), including the payment of accrued interest and, in the event of redemption, any applicable make whole premium. Cytec intends to add any remaining net proceeds from the sale of the notes to its general corporate funds that may be used for, without limitation, the repayment of short-term borrowings or other debt or any other general corporate purpose, including the purchase of additional 2017 Notes.

The notes are being offered pursuant to the Company’s shelf registration statement. The offering is being made only by means of a prospectus supplement and accompanying prospectus describing the terms of the offering, which have or will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained toll-free from: Citigroup Global Markets Inc. at 800-831-9146, RBS Securities Inc. at 866-884-2071 or Wells Fargo Securities, LLC at 866-309-6316.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such jurisdiction.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.

PRESS RELEASE

develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

Use of Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission. Cytec disclaims any obligation to update or revise any forward-looking statements.

For more information please contact:

Daniel Darazsdi

Vice President and CFO

Tel: 1.973.357.3264

Daniel.Darazsdi@cytec.com

Jeff Fitzgerald

Treasurer

Tel: 1.973.357.3480

Jeff.Fitzgerald@cytec.com

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.